EXHIBIT 10.1

Guarantee Agreement

CORDAID – CHC

Project number 102382

THE UNDERSIGNED:

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CORDAID, a foundation registered under the Laws of the Netherlands and having its registered seat in The Hague, The Netherlands (hereinafter called “CORDAID”), represented by Dr. Ir. D.J. de Morree, Team Leader Latin America, Sector Entrepreneurship (hereinafter called “CORDAID”) and

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Coffee Holding Company (CHC) having its registered seat at 3475 Victory Boulevard, Staten Island, New York, USA, legally represented by Mr. Andrew Gordon, President (hereinafter called the Beneficiary”),

CONSIDERING:

•	That CORDAID is a private, non-profit organisation that supports development projects of private organisations in developing countries.

•	That with respect to CORDAID’s support of these projects, CORDAID cooperates with the Dutch Government, within the framework of the Dutch Co-Financing Program, and/or other funding agencies.

•	That CORDAID makes investment capital available, on appropriate terms, to projects promoting the self-reliance of the poor.

•	That the Beneficiary being an importer and trader in an organic and FairTrade coffee, is willing to consider pre-financing small coffee producers groups, particularly groups of female producers

•	That the Beneficiary, CORDAID and the selected groups of small coffee producers will conclude Tripartite contracts.

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That the Beneficiary has submitted a request for continuation of Cordaid’s guarantee to OPTCO, the latter being merged with CHC while carrying out its plan for the period of 2009-2011 for the marketing and sales of coffee from small coffee producers from countries from different continents, as explicitly described in the OPTCO business plan presented to CORDAID.

HAVE AGREED AS FOLLOWS:

1.	General conditions and exemptions

•	This Guarantee Agreement is subject to the terms and conditions as laid down in CORDAID’s General Conditions to Guarantee Agreements* (hereinafter called “the General Conditions”).

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The Beneficiary declares upon signing of this Guarantee Agreement that the General Conditions have been handed over to him, he has read the General Conditions, that he agrees on the General Conditions.

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Article 6, SECURITIES, of the General Conditions is specifically excluded and will not apply to this agreement.  This article is replaced by the articles in this guarantee agreement that relate to securities

•	Appendix V, guidelines for external auditor reports, is excluded and will not apply to this agreement. This is replaced by article 8 in this agreement.

2.	Guarantee amount

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Subject to and upon terms as laid down in the General Conditions, CORDAID agrees to make available to Sterling National Bank in New York (SNB) a limited credit guarantee of USD 1,800.000, - (say ONE MILLION AND EIGHT HUNDRED THOUSAND US dollars) to be used as collateral for a loan facility from SNB to the Beneficiary in the amount of USD 1,800.000, - (say ONE MILLION EIGHT HUNDRED THOUSAND US dollars).

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If and when extended (subject to article 5) the credit guarantee is lowered to USD 1,500,0000,- (say ONE MILLION AND FIVE HUNDRED THOUSAND US Dollars) to be uses as collateral for a loan facility from (BANK NAME) to the Beneficiary in the amount of USD 1,500,000; (say ONE MILLION AND FIVE HUNDRED THOUSAND US Dollars)

3.	Availability of the guarantee

•	The guarantee will be made available by means of a guarantee letter from Rabobank Leiden, Netherlands to SNB, for which purpose CORDAID will place and pledge a deposit.

4.	Guarantee fee

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The Beneficiary shall pay a guarantee fee of 1,5% (say one and a half percent) per annum, calculated from the date this Guarantee Agreement is signed until the end of the Guarantee Period, payable in advance, annually.

•	The guarantee fee is to be paid in US dollars to CORDAID through the Beneficiary according to the attached payment instructions (Appendix II).

5.	Guarantee Period

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The guarantee will be provided until (a) SNB has notified CORDAID in writing that all Beneficiary’s obligations under the agreement for the loan facility have expired, (b) the Beneficiary has notified CORDAID in writing that it has terminated its contract for the loan facility, (c) SNB has returned the original guarantee to the Rabobank, or (d) on the 31st of March 2011, whichever comes first.

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The guarantee period can be extended until 31st of March 2012, by a written and signed amendment of this article, provided that Beneficiary has fulfilled all the conditions, including but not limited to article 12, and reporting requirements.  All articles will remain present unchanged when the guarantee period is to be extended.

6.	Purpose of the guaranteed loan facility

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The sole purpose of the loan facility to be provided by SNB is pre-financing of coffee, harvested by different groups of small coffee producers selected by the Beneficiary and approved by CORDAID, to be sold to the Beneficiary.

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The related coffee traded by the Beneficiary, bought from the different groups of small coffee producers is all Fair Trade certified.  Thirty nine percent (39%), on an annual base, of the loan facility will be used to pre-finance Cafe Feminine.

•	The amount to be pre-financed for each trade contract shall not exceed 70% of the value of the traded coffee.

7.	Obligations of the selected producers groups

Coffee producers groups are selected by CHC and presented to Cordaid by forwarding the pre-finance requests and CHC’s appraisals to Cordaid.  After approval of Cordaid tri-partite contracts are set up by CHC.  The following obligations of the producers groups will be included in the tri-partite contracts:

•	The selected groups will transfer the first payment of guarantee fee upon signing of the tri-partite contract to the Beneficiary for further transfer to CORDAID.

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If the selected groups of coffee fail to deliver coffee as per contracts concluded or to be concluded, on the basis of which pre-financing took place, the Beneficiary is authorized to notify SNB that it will not be able to fulfill its commitments to them out of the loan facility, thus authorizing SNB to lodge a claim under the guarantee provided by Rabobank Leiden.

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If the selected producers groups of coffee fail to transfer the guarantee fee or any other payment due under this guarantee agreement or any contract for the purpose of coffee by the Beneficiary, the Beneficiary is authorized to deduct the relevant amount from the proceeds of any contract between them and the selected producers groups.

8.	When guarantee is called

In the event that CORDAID is required to make any payments to Rabobank Leiden in relation to the Guarantee, parties will engage into discussions with the explicit purpose to find a solution to cover this damage.

9.	Reporting and auditing

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The Beneficiary will present to CORDAID regular narrative and financial reports on the performance of the selected producers groups, according to guidelines as specified in Appendix IV.  Beneficiary will take over the reporting obligations on the selected producers groups from the contracts between Cordaid and OPTCO: 200/10029D, 200/10029E and 200/10063.  This is to ensure continuity.

•	The Beneficiary will keep separate administration of and will present to CORDAID an annual overview of the use of the guaranteed loan facility

•	The Beneficiary will report before 1 March 2011 on the progress made on incorporation of OPTCO into CHC

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The Beneficiary will submit before 1 March 2011 concrete plans to continue funding Producers Organisations beyond 2011 and 2012, acceptable to Cordaid.  Alternative financing mechanisms for the selected producers groups can be (a combination of) own CHC funds and other social fenders in the season 2011 (to replace the USD 300.000) and beyond (to replace the total amount of USD 1,800,000).

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The Beneficiary will present annually to CORDAID it’s audited financial statements (balance, profit and loss, including the reviewers opinion), which are in compliance with regulations of the country where the Beneficiary resides.

10.	Conditions Precedent

This agreement comes into force only after:

•	A copy of this agreement is sent to SNB, by Beneficiary, and to the Rabobank Leiden, by Cordaid.

•	CORDAID is provided with copies of the following documents and/or contracts:

o	a copy of the duly signed contract for the loan facility between SNB and the Beneficiary

o	a copy of the guarantee issued by the Rabobank Leiden, duly signed for acceptance by SNB or a copy of the SWIFT message concerning the guarantee.

11.	Security

The Beneficiary offers a corporate guarantee to Cordaid being a first loss guarantee of 25% of the outstanding amount of the guarantee with a maximum of ISD 350,000 in the first year.  If and when extended (subject to article 5) for another year, the first loss guarantee will be lowered to a maximum of USD 250.000 This corporate guarantee is separately documented and forms integral part of this agreement.

12.	Special conditions

•	CHC will smoothly take over the activities of OPTCO by involving staff and management into CHC, at least for 2 years, with the view to consolidate OPTCO’s activities into the core of CHC.

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CHC will timely prepare the involved producer groups for exit of the tri-partite pre-finance arrangement, and present this strategy to Cordaid.  This exit will not worsen the trading opportunities of the producers groups.  An exit strategy can take form in linking producers groups to other pre-financing sources or through another source of funding channeled through the Beneficiary to the producers groups.

The following special conditions relating to the pre-financed trade from the selected producers groups apply to this agreement:

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Pre-finance requests from producers groups and appraisal by Beneficiary are presented to Cordaid for approval by Beneficiary.  Beneficiary will draft and present to Cordaid Tri-partite loan agreements for approval and signature.

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The beneficiary will lodge with an insurance company of first class reputation proper transport insurance for the shipping and storage of the coffee to be pre-financed under this Guarantee Agreement, in case of any claim the proceeds will be assigned to Cordaid.

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As security for this agreement CORDAID has a floating charge, second in rank, on the rights resulting from the buying contracts (from the coffee suppliers) and selling contracts (CHC’s clients) related to the purchases of coffee as meant under Article 6 of this Guarantee Agreement.

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The Beneficiary agrees that at no time and under no circumstances the rights resulting from the buying and selling contracts will be offered as a guarantee or as a promissory note to any other party but Cordaid.

•	In principle Cordaid's pre-finance can not exceed 70% of all pre-financi/working capital provided by all lenders to each individual producers organisation.

13.	Applicable Law

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This agreement and the General Conditions applicable to it will be governed by the Laws of the Netherlands without prejudice to CORDAID's right to pursue its remedies in any other jurisdiction it thinks fit.

SIGNED IN DUPLICATE

By CORDAID-	By Beneficiary

/s/ Dr. Ir. D.J. de Morree	/s/ Andrew Gordon
on 18-5-2010	on 20-5-2010

Dr. Ir. D.J. de Morree, Team Leader Latin America Sector Entrepreneurship	Mr Andrew Gordon, President

Signed for acknowledgement, by non-binding party:

(former) owner of OPTCO

On 6/10/2010

G. Smith /s/ G. Smith President

Annexes: General Conditions Appendix II: Bank accounts CORDAID and Beneficiary Appendix IV: Instructions for financial and narrative reporting